Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Fourth Quarter 2014 Financial Results, Declares a Dividend of $0.34 Per Share and Announces Stock Repurchase Program

BOSTON – Mar. 10, 2015 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to middle market companies, today announced financial results for its fourth fiscal quarter ended Dec. 31, 2014. Additionally, THL Credit announced that its Board of Directors has declared a first fiscal quarter 2015 dividend of $0.34 per share payable on March 31, 2015, to stockholders of record as of March 20, 2015.

HIGHLIGHTS

($ in millions, except per share amounts)
Portfolio results	As of Dec. 31, 2014
Total assets	$812.5
Investment portfolio, at fair value	$784.2
Net assets	$443.6
Net asset value per share	$13.08
Weighted average yield on investments	11.7%

	Year ended Dec. 31, 2014	Quarter ended Dec. 31, 2014
Portfolio activity
Total portfolio investments made, at par	$355.7	$119.2
Number of new portfolio investments	18	5
Number of portfolio investments at end of period	60	60
Operating results
Total investment income	$91.9	$24.1
Net investment income	$48.2	$12.4
Net increase in net assets from operations	$36.8	$4.7
Net investment income per share	$1.42	$0.37
Dividends declared per share	$1.36	$0.34

Sam W. Tillinghast, THL Credit’s co-chief executive officer, said, “We are pleased with both our quarterly and annual financial results. The overall net growth in senior securities during the year along with strong credit quality in our portfolio continues to produce a reliable earnings stream that supports our current dividend. The middle market lending environment became more attractive in the fourth quarter, resulting in an increased level of investment activity with $119 million deployed in new and follow-on investments during the quarter. On a macro-level, the financial performance of many of our portfolio companies continues to improve amidst a more optimistic economic outlook, with refinancing opportunities and strategic acquisition initiatives leading to more origination opportunities for us.”

Christopher J. Flynn, THL Credit’s co-chief executive officer, added, “We will continue to use proceeds from repayments, sales from our more liquid and lower yielding assets and available capacity on our revolver to fund our investment opportunities, including adding capital to the newly created Logan JV that will be leveraged to optimize returns. As market conditions warrant, and when we believe it’s in the best interests of our shareholders, we may repurchase our stock under the recently approved stock repurchase program from time to time. We also diversified and extended our liabilities in the fourth quarter with the issuance of $50 million in unsecured notes due in 2021.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the fourth quarter, THL Credit closed on $76.8 million in five new investments and $42.4 million in follow-on investments in nine existing portfolio companies.

New investments for the quarter included:

•	$16.8 million investment in THL Credit Logan JV LLC (“Logan JV”). On Dec. 3, 2014, THL Credit entered into an agreement with Perspecta Trident LLC (“Perspecta”), an affiliate of Perspecta Trust LLC, to create Logan JV, a joint venture that will invest primarily in senior secured first lien term loans. As of Dec. 31, 2014, Logan JV had equity commitments totaling $150.0 million, of which THL Credit committed $120.0 million and Perspecta committed $30.0 million;

•	$19.5 million investment in a first lien secured loan of LAI International, Inc., a provider of engineering, manufacturing and quality control solutions for critical components found in the power generation, commercial aerospace, defense, and medical end markets, headquartered in Tempe, AZ;

•	$13.0 million investment in first lien secured loan of Dodge Data & Analytics LLC, a provider of data, analytics, news and intelligence serving the North American construction industry, headquartered in New York, NY;

•	$10.0 million investment in the residual interest of Flagship VIII, Ltd, a collateralized loan obligation managed by Deutsche Investment Management Americas Inc., headquartered in New York, NY; and

•	$17.5 million investment in the second lien notes of BBB Industries US Holdings, Inc. (“BBB Industries”), a manufacturer and distributor of replacement parts for imported and domestic cars and trucks, headquartered in Mobile, AL.

Notable realizations for the quarter included:

•	$10.2 million from the repayment of THL Credit’s second lien debt investment in Surgery Center Inc., which included a prepayment premium of $0.2 million;

•	$7.8 million from the full repayment of THL Credit’s subordinated debt investment in Express Courier International, Inc. (“Express Courier”), plus an additional $2.2 million of interest income previously not recognized. Express Courier was previously a non-accrual investment. The recognition of a portion of this interest has been deferred until certain closing obligations have been satisfied;

•	$7.7 million in proceeds from the sale of THL Credit’s investment in the CLO residual interest of Octagon Income Note XIV, Ltd., which included a realized gain of $0.2 million; and

•	$14.6 million from the sale of a portion of THL Credit’s second lien debt investments in Expert Global Solutions, Inc. and BBB Industries.

These transactions bring the total fair value of THL Credit’s investment portfolio to $784.2 million across 60 portfolio investments at the end of the fourth quarter. The weighted average yield on new investments made this quarter was 11.6 percent. As of Dec. 31, 2014, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.7 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.6 percent. As of Dec. 31, 2014, THL Credit had no loans on non-accrual status.

As of Dec. 31, 2014, THL Credit’s investment portfolio at fair value was allocated 50 percent in first lien debt, including unitranche investments, 22 percent in second lien debt, 13 percent in subordinated debt, 8 percent in other income-producing securities and 7 percent in equity securities.

This compares to its portfolio as of Dec. 31, 2013, which had a fair value of $648.9 million across 54 investments allocated 41 percent in first lien debt, including unitranche investments, 24 percent in second lien debt, 24 percent in subordinated debt and 11 percent in other income-producing equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2013, was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2013, was 11.4 percent. As of Dec. 31, 2013, THL Credit had two loans on non-accrual status with an aggregate amortized cost basis of $21.0 million and fair value of $16.8, or 3.2 percent and 2.6 percent of the portfolio’s amortized cost and fair value, respectively.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Dec. 31, 2014 and 2013 was $24.1 million and $18.5 million, respectively, and consisted of $20.5 million and $16.4 million of interest income on debt securities (which included PIK interest of $0.6 million and $0.6 million, and prepayment premiums of $0.2 million and $0.2 million, respectively), $0.1 million and $(0.8) million of dividend income, $2.0 million and $1.9 million of interest income on other income-producing securities, and $1.5 million and $1.0 million of other income, respectively, primarily related to fees from THL Credit’s managed vehicles.

The increases in investment income from the respective periods were primarily due to the growth in the overall investment portfolio and related interest income as well as other income.

Total investment income for the years ended Dec. 31, 2014 and 2013 was $91.9 million and $74.7 million, respectively, and consisted of $76.6 million and $60.3 million of interest income on debt securities (which included $2.3 million and $3.2 million of PIK interest and $2.5 million and $1.3 million of prepayment premiums, respectively), $3.1 million and $4.1 million of dividend income, $7.2 million and $6.5 million of interest income on other income-producing securities and $5.0 million and $3.8 million of other income, respectively, primarily related to fees from THL Credit’s managed vehicles.

The increases in investment income from the respective periods were primarily due to the growth in the overall investment portfolio and related interest income as well as other income.

Expenses

Expenses for the three months ended Dec. 31, 2014 and 2013 were $11.7 million and $9.4 million, respectively. For the three months ended Dec. 31, 2014 and 2013, base management fees were $2.8 million and $2.2 million, incentive fees totaled $3.2 million and $2.6 million, administrator and other expenses totaled $2.5 million and $2.3 million and fees and expenses related to THL Credit’s credit facility totaled $3.2 million and $2.2 million, respectively. In addition, for the three months ended Dec. 31, 2014 and 2013, THL Credit recorded an income tax provision related to its consolidated blocker corporations and excise taxes of $0.0 million and $0.1 million, respectively.

Expenses for the years ended Dec. 31, 2014 and 2013 were $43.7 million and $33.3 million, respectively. For the years ended Dec. 31, 2014 and 2013, base management fees were $11.1 million and $7.5 million, incentive fees totaled $11.2 million and $10.7 million, administrator and other expenses totaled $9.3 million and $7.5 million and fees and expenses related to THL Credit’s credit facility for the same periods totaled $11.1 million and $7.1 million, respectively. In addition, for the years ended Dec. 31, 2014 and 2013, THL Credit recorded an income tax provision related to its consolidated blocker and excise tax of $1.0 million and $0.5 million, respectively.

The increase in operating expenses for the respective periods was due primarily to the increase in base management fees related to the growth of the portfolio and credit facility expenses, which was a result of an increase in the credit facility commitments and borrowings outstanding. The increase to other expenses was due to an increase in professional fees and other operating costs related to the growth and maturity of the portfolio.

Net investment income

Net investment income totaled $12.4 million and $9.1 million, or $0.37 and $0.27 per share based upon weighted average common shares outstanding, for the three months ended Dec. 31, 2014 and 2013, respectively.

Net investment income totaled $48.2 million and $41.4 million, or $1.42 and $1.37 per share based upon weighted average common shares outstanding, for the years ended Dec. 31, 2014 and 2013, respectively.

The increase in net investment income for the respective periods is primarily due to the growth in the overall investment portfolio and related interest income.

Net realized gains and losses on investments, net of income tax provision

THL Credit recognized net realized losses on portfolio investments of $11.8 million during the three months ended Dec. 31, 2014, primarily related to the $11.9 million loss recognized on a conversion from debt to equity of THL Credit’s investment in Wingspan Portfolio Holdings, Inc. For the three months ended Dec. 31, 2013, THL Credit recognized a net realized gain of $0.2 million related to a revision to previously recognized dividend income and realized gain as a result of adjusted tax estimates from certain equity investments held in blocker corporations as well as a realized loss related to an escrow receivable.

For the year ended Dec. 31, 2014, THL Credit recognized a realized loss of $12.9 million primarily related to realized losses recognized on C&K Market Inc. and Wingspan Portfolio Holdings, Inc. as a result of converting subordinated debt and warrants into controlling equity ownership interests as part of a restructuring of each business as well as the loss on the IMDS Corporation escrow. For the year ended Dec. 31, 2013, THL Credit recognized net realized gains of $2.6 million related primarily to the proceeds received from THL Credit’s equity investments.

Net change in unrealized appreciation on investments

For the three months ended Dec. 31, 2014 and 2013, THL Credit’s investment portfolio had a net change in unrealized appreciation of $5.2 million and $2.4 million, respectively. For the years ended Dec. 31, 2014 and 2013, THL Credit’s investment portfolio had a net change in unrealized appreciation of $2.2 million and $0.3 million, respectively.

As of Dec. 31, 2014 and Dec. 31, 2013, net unrealized appreciation on investments, excluding provisions for tax, was $5.2 million and $2.9 million, respectively.

The net change in unrealized appreciation on the investments was driven primarily by changes in the capital market conditions, financial performance of certain portfolio companies, and the reversal of unrealized depreciation (appreciation) of investments repaid or converted into equity in connection with a restructuring and related debt extinguishment.

Provision for taxes on unrealized gain on investments

For the three months ended Dec. 31, 2014 and 2013, THL Credit recognized a provision for tax on unrealized gains of $0.8 million and $1.0 million related to consolidated subsidiaries, respectively. For the years ended Dec. 31, 2014 and 2013, the provision for taxes on unrealized gain on investments was $0.2 million and $2.0 million, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation of the investments held in these taxable consolidated subsidiaries as well as the change in estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Dec. 31, 2014 and 2013, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of ($0.1) million and $0.0 million, respectively. For the years ended Dec. 31, 2014 and 2013, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of $0.1 million and $0.8 million, respectively.

The net change in unrealized depreciation was due to capital market changes impacting swap rates.

For the three months ended Dec. 31, 2014 and 2013, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively. For the years ended Dec. 31, 2014 and 2013, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.5 million and $0.4 million, respectively.

The changes were due to capital market changes impacting swap rates.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $4.7 million and $10.7 million, or $0.14 and $0.32 per share, for the three months ended Dec. 31, 2014 and 2013, respectively.

Net increase in net assets resulting from operations totaled $36.8 million and $42.7 million, or $1.08 and $1.41 per share, for the years ended Dec. 31, 2014 and 2013, respectively.

The decrease in net assets resulting from operations is due primarily to the growth in net investment income offset by net realized and unrealized losses in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of Dec. 31, 2014, THL Credit had cash of $2.7 million. THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of Dec. 31, 2014, THL Credit had $294.9 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan and $188.4 million outstanding on the revolving credit facility, with a weighted average interest rate of 2.96 percent. For the year ended Dec. 31, 2014, THL Credit borrowed $334.8 million and repaid $244.2 million under the Facilities.

On Nov. 18, 2014, THL Credit closed a public offering of 6.75% notes due 2021, or the Notes, in the aggregate amount of $50.0 million following the underwriters’ exercise of their overallotment option. The net proceeds from the sale of the Notes, after underwriting discounts, were approximately $48.5 million. THL Credit used all of the net proceeds from this offering to repay a portion of the amounts outstanding under the revolving credit facility.

For the year ended Dec. 31, 2014, THL Credit’s operating activities used cash of $95.9 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $90.6 million from the net borrowings and $50.0 million from the issuance of the notes, and used $46.1 million for distributions to stockholders and $3.7 million for the payment of financing and offering costs.

For the year ended Dec. 31, 2013, THL Credit’s operating activities used cash of $210.5 million primarily in connection with the purchase of investments and its financing activities provided cash of $265.3 million of net proceeds from the public equity offering and proceeds received from net borrowings and used cash of $44.7 million for the payment of dividends to stockholders and $7.0 million for the payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

On March 6, 2015, THL Credit’s Board of Directors authorized a $25.0 million stock repurchase program as the directors believe that the recent market volatility may cause THL Credit’s common stock to be undervalued from time-to-time. The timing and amount of any stock repurchases will depend on the terms and conditions of the repurchase program and no assurances can be given that any common stock, or any particular amount, will be purchased. We will provide our stockholders with notice of our intention to repurchase shares of our common stock in accordance with 1940 Act requirements. Unless extended by THL Credit’s Board of Directors, the stock repurchase program will terminate on March 6, 2016 and may be modified or terminated at any time for any reason without prior notice. The program does not obligate us to acquire any specific number of shares, and all repurchases are made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases. We will retire immediately all such shares of common stock that we purchase in connection with the stock repurchase program.

RECENT DEVELOPMENTS

From Jan. 1, 2015 through March 10, 2015, THL Credit made follow-on investments totaling $15.3 million in the industrials, transportation and financial services industries. Of the follow-on investments, 47.9% were floating rate first lien secured debt investments and 52.1% were an investment in funds. The follow-on investments had a weighted average yield based upon cost at the time of the investment of 10.4%.

From Jan. 1, 2015 through March 10, 2015, THL Credit sold $10.0 million of a first lien secured term loan in Charming Charlie, LLC and $3.0 million of a second lien term loan in BBB Industries and recognized a nominal gain.

On Feb. 12, 2015, THL Credit received proceeds of $16.9 million from the prepayment of a subordinated term loan in The Studer Group, LLC at par.

On Feb. 24, 2015, THL Credit received proceeds of $16.2 million from the prepayment of a subordinated term loan in Country Pure Foods, LLC at par.

On March 6, 2015, THL Credit’s investment management agreement was re-approved by the Company’s Board of Directors.

On March 6, 2015, THL Credit’s Board of Directors declared a dividend of $0.34 per share payable on March 31, 2015 to stockholders of record at the close of business on March 20, 2015.

On March 6, 2015, upon the recommendation of the Governance Committee, THL Credit’s Board of Directors approved the appointment of Sam W. Tillinghast and Christopher J. Flynn as directors of the Company, with immediate effect.

As of March 10, 2015, Logan JV has $49.9 million of investments in 37 companies with a weighted average yield, based upon cost at the time of the investment, of 7.0%.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on March 11, 2015, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by Christopher J. Flynn and Sam W. Tillinghast, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 85746529. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through March 18, 2015, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 85746529. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $726,811 and $645,911, respectively)	$732,862	$648,860
Controlled investments (cost of $52,208 and $0, respectively)	51,349	—
Non-controlled, affiliated investments (cost of $9 and $7, respectively)	9	7

Total investments at fair value (cost of $779,028 and $645,918, respectively)	$784,220	$648,867
Cash	2,656	7,829
Receivable for investments sold	9,538	—
Deferred financing costs	7,021	4,604
Interest receivable	6,221	7,225
Due from affiliate	1,216	1,025
Prepaid expenses and other assets	684	441
Other deferred assets	600	825
Receivable for paydown of investments	329	275
Escrow receivable	—	1,800

Total assets	$812,485	$672,891

Liabilities:
Loans payable	$294,851	$204,300
Notes payable	50,000	—
Payable for investment purchased	10,400	4,400
Accrued incentive fees	4,175	3,421
Base management fees payable	2,810	2,243
Deferred tax liability	2,565	2,414
Accrued expenses	1,856	1,617
Other deferred liabilities	1,418	—
Accrued credit facility fees and interest	576	567
Interest rate derivative	213	284
Due to affiliate	—	474
Accrued administrator expenses	—	158
Income taxes payable	—	71

Total liabilities	368,864	219,949

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,905 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	34	34
Paid-in capital in excess of par	448,726	450,043
Net unrealized appreciation on investments, net of provision for taxes of $2,565 and $2,414, respectively	2,627	535
Net unrealized depreciation on interest rate derivative	(213)	(284)
Accumulated undistributed net realized (losses) gains	(13,360)	2,023
Accumulated undistributed net investment income	5,807	591

Total net assets	443,621	452,942

Total liabilities and net assets	$812,485	$672,891

Net asset value per share	$13.08	$13.36

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2014	2013	2012
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$83,155	$66,787	$49,808
Dividend income	3,125	4,074	456
Other income	1,891	790	269
From non-controlled, affiliated investments:
Other income	2,997	2,999	2,592
From controlled investments:
Interest income	610	—	—
Other income	150	—	—

Total investment income	91,928	74,650	53,125
Expenses:
Incentive fees	11,184	10,682	7,017
Base management fees	11,142	7,521	4,943
Credit facility interest and fees	9,781	5,623	3,138
Administrator expenses	3,780	3,608	3,225
Other general and administrative expenses	2,738	1,977	1,344
Professional fees	2,096	1,288	1,200
Amortization of deferred financing costs	1,351	1,470	968
Directors’ fees	626	581	517

Total expenses	42,698	32,750	22,352
Income tax provision and excise tax	1,040	511	581

Net investment income	48,190	41,389	30,192
Realized Gain (Loss) and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on non-controlled, non-affiliated investments	(12,855)	2,604	353
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled, non-affiliated investments	3,102	309	(1,240)
Controlled, non-affiliated investments	(859)	—	—
Non-controlled, affiliated investments	—	—	(1)

Net change in unrealized appreciation on investments	2,243	309	(1,241)

Net realized and unrealized (loss) gain from investments	(10,612)	2,913	(888)
Provision for taxes on realized gain on investments	(249)	—	—
Provision for taxes on unrealized gain on investments	(151)	(1,960)	(454)
Interest rate derivative periodic interest payments, net	(458)	(433)	(180)
Net change in unrealized appreciation (depreciation) on interest rate derivative	71	769	(1,053)

Net increase in net assets resulting from operations	$36,791	$42,678	$27,617

Net investment income per common share:
Basic and diluted	$1.42	$1.37	$1.38
Net increase in net assets resulting from operations per common share:
Basic and diluted	$1.08	$1.41	$1.26
Weighted average shares of common stock outstanding:
Basic and diluted	33,905	30,287	21,852

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender that invests in first lien and second lien secured loans, including through unitranche investments, as well as subordinated debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in the residual interests, or equity, of collateralized loan obligations. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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